EXHIBIT 99.3

Macquarie Infrastructure Company LLC
125 West 55th Street	Telephone	+1 212 231 1000
New York, NY10019	Facsimile	+1 212 231 1828
United States	Internet	www.macquarie.com/mic

Media Release

MACQUARIE INFRASTRUCTURE COMPANY ANNOUNCES SIGNING OF AGREEMENT TO ACQUIRE REMAINDER OF INTERNATIONAL-MATEX TANK TERMINALS

•	50% interest owned by founding family to be acquired for $1.025 billion in cash and stock at 10.7 times trailing EV/EBITDA multiple

•	Transaction expected to be accretive to Free Cash Flow per share in 2014 and thereafter

•	July 2014 close expected, MIC to focus on growth of IMTT

•	MIC increases quarterly cash dividend to $0.95 per share for second quarter of 2014

New York, NY – July 7, 2014 Macquarie Infrastructure Company LLC (the “Company” or “MIC”) (NYSE: MIC) announced that it has entered into an agreement to acquire the 50% of International-Matex Tank Terminals, or IMTT, it does not currently own. Under the terms of the agreement, MIC will purchase the remainder interest from members of the business’ founding family for $910.0 million in cash and $115.0 million in stock.

MIC acquired its initial 50% stake in IMTT in May of 2006.

The announced terms imply an enterprise value for IMTT of 10.7 times the business’ trailing twelve month EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) to March 31, 2014 of $279.6 million.

“Our acquisition of the remainder of IMTT represents a unique, strategic opportunity for investors, customers and employees of IMTT,” said James Hooke, chief executive officer of MIC. “We believe the acquisition will deliver dividend growth for shareholders of MIC and to further enhance our ability to drive operational improvement and growth investments at IMTT. In addition, we expect the acquisition will fortify MIC’s stable, largely contracted revenue based business model.”

MIC expects the acquisition to be accretive to its Free Cash Flow per share in 2014. The Company now expects its underlying 2014 Free Cash Flow – excluding transaction-related expenses - to be approximately $4.55 per share, or 11.2% higher than in 2013. The accretion reflects the increased contribution from IMTT in the future, partially offset by the dilution associated with the new shares to be issued in connection with the acquisition and the crystallization of federal income taxes payable by IMTT for the first and second quarters of 2014. As the Company does not expect the transaction to close before late July, the accretion represents only a partial year benefit of 100% ownership of IMTT.

In connection with the announcement, MIC has also introduced guidance for underlying Free Cash Flow in 2015 of $5.10 per share. If both the 2014 and 2015 Free Cash Flow figures are achieved, the year on year growth in 2015 will be approximately 12.1%. MIC has grown Free Cash Flow per share by 12.3%, on average, each year since 2007.

MIC intends to distribute the majority of the Free Cash Flow generated by its businesses, including IMTT, to investors in the form of a quarterly cash dividend. The Company has indicated that it would target a payout of between 80% and 85% of the Free Cash Flow, subject to the continued stable performance of its businesses and prevailing economic conditions.

With the signing of the acquisition agreement, the MIC board has authorized an increase in the Company’s quarterly cash dividend. The dividend payable for the second quarter of 2014 will be $0.95 per share, or $3.80 annualized, up 1.3% from the dividend paid for the first quarter of 2014. The increased dividend will be payable on August 14, 2014 to shareholders of record on August 11, 2014. MIC management expect that the MIC board will review the dividend again after the transaction has been completed and integrated.

The anticipated accretion takes into consideration the proposed funding of the acquisition of IMTT using $115.0 million of new shares to be issued to the sellers, new shares and convertible senior notes expected to be issued to the public, and cash on hand. The Company said that it is also putting in place a $250.0 million revolving credit facility at the MIC holding company level that will provide it with additional liquidity and financial flexibility. The availability of the new facility is conditioned on the completion of the acquisition.

Assuming the revolving credit facility is undrawn at closing, MIC has indicated that pro forma for the transaction its leverage ratio is expected to be under 4.00 times net debt to EBITDA (excluding its CP&E segment). At the end of the first quarter in 2014 the Company reported a proportionately combined leverage ratio of 3.23 times (excluding its CP&E segment and holding company cash held in relation to the then pending acquisition of Galaxy Aviation). Proportionately combined measures reflect the financial results of MIC’s businesses and investments combined in proportion to MIC’s equity in each.

Rationale and Strategy

Since investing in IMTT in early 2006, MIC has seen EBITDA generated by IMTT increase from approximately $67.0 million in 2005 to $279.6 million for the trailing twelve month period ended March 31, 2014. The growth in EBITDA has been a function of both pricing power and deployment of capital in growth projects at the business. MIC has participated in the development of approximately $800.0 million worth of growth projects to date and sees opportunity to promote additional growth in the future.

“We’re acquiring a business that we know from our involvement with it over the past eight years and, more importantly, a business with a strong foundation built over many years of stewardship on the part of the Coleman family,” Hooke added. “We look forward to working with IMTT to accelerate its growth in part through increasing the amount of growth capital deployed into new projects.”

In addition to deploying growth capital in the business, Hooke expects to implement expense management strategies at IMTT similar to those in place at MIC’s other businesses. “We believe that there are a number of opportunities at IMTT to implement better controls and processes, particularly as they relate to expense management and maintenance capital expenditures,” he said. Hooke also noted the potential for IMTT to benefit from MIC’s consolidated procurement capability on a number of fronts including insurance.

MIC does not plan to make a large number of changes in personnel, rather the Company said that it will fill vacancies resulting from retirements and add selectively to the IMTT staff. Among the expected changes are the retirement of Thomas Coleman, current chief executive officer of IMTT, James Coleman, chairman, and James O. Coleman, head of government relations, each of whom are members of the founding family.

Hooke will initially act as the CEO of IMTT in addition to his role as CEO of MIC. Macquarie’s IMTT asset director, James May, will become the CFO at IMTT. Both Hooke and May have served on the IMTT board of directors for the past 5 years. May will be assisted by an additional Macquarie secondee who will head up an expanded financial planning and analysis function at IMTT.

John Siragusa, IMTT’s current CFO, will assume the role of chief banking officer. Richard Courtney, IMTT’s president and chief operating officer will continue in his role. Both Courtney and May will report directly to Hooke.

In connection with the transaction, a $20 million contribution to IMTT’s defined benefit pension plan will be made.

The transaction will allow MIC to consolidate IMTT’s results for financial reporting and tax purposes. Pro forma for the acquisition, IMTT is expected to generate approximately 57.9% of MIC’s consolidated EBITDA, excluding the contribution from businesses in its Contracted Power & Energy segment. Of the EBITDA generated by IMTT, approximately 84% is a product of firm commitments (contracted sources).

In addition to increasing the clarity of MIC’s financial reporting overall, consolidation will result in the elimination of a double layer of taxation. As a stand alone entity, IMTT will no longer pay federal taxes and MIC will no longer pay tax on the portion of distributions received from IMTT in excess of the federal Dividends Received Deduction amount. In addition, the transaction will permit MIC to apply existing federal net operating loss carryforwards to taxable income generated by IMTT. However, the transaction will result in the crystallization of IMTT’s federal and state income tax liabilities for 2014 through the date of closing of the transaction.

Per the terms of the purchase agreement, MIC will not be permitted to effect structural changes at IMTT, for example conversion of the business to a Master Limited Partnership, for a period of one year following the closing of the transaction.

The transaction is expected to close as soon as practical following the conclusion of the capital raising and is subject to satisfaction of conditions including receipt of certain regulatory approvals.

Summary of Transaction Benefits

MIC believes that the proposed acquisition of the remaining interest in IMTT not currently owned by the Company provides shareholders with a number of potentially significant benefits, including:

•	an opportunity to improve operations, business development, commercial and support capabilities at IMTT;

•	a simplification of the MIC structure and financial reporting;
•	elimination of a double layer of taxation;
•	ability to offset future taxable income at IMTT with MIC NOLs;
•	improved efficiency in allocation of capital to growth opportunities;
•	better visibility into growth in distributable cash flow; and,
•	enhanced dividend growth.

For additional information about MIC, the transaction and the public offering of the securities referenced in this press release, please visit the MIC website www.macquarie.com/mic.

Barclays Capital Inc. acted as financial advisors to the Company in connection with the IMTT Acquisition.

This press release is neither an offer to sell nor a solicitation of an offer to buy LLC interests or convertible notes, nor shall there be any sale of LLC interests or convertible notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the qualification under the securities laws of any such state or jurisdiction.

About International-Matex Tank Terminals

IMTT comprises ten marine terminals located on the East, West and Gulf Coasts and the Great Lakes regions of the United States, and two partially owned terminals in the Canadian provinces of Quebec and Newfoundland. Its largest terminals are located in New York Harbor and on the Mississippi River near the Gulf of Mexico. The Company stores and handles petroleum products, vegetable and tropical oils, renewable fuels, and various chemicals. In addition to the terminal operations, IMTT also offers environmental services through its affiliate, OMI Environmental Solutions, which consist of providing spill remediation, tank and pipeline cleaning and other marine and industrial services to IMTT's terminals as well as to third party customers.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a gas processing and distribution business, Hawaii Gas, several entities comprising a Contracted Power and Energy segment, and a 50% interest in a bulk liquid terminals business, International-Matex Tank Terminals. MIC also owns and operates an airport services business, Atlantic Aviation. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. MIC-G

Forward-Looking Statements

This release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control and which are described in the Company’s filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These risks and uncertainties include, among other things, changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

For further information, please contact:

Investor enquiries	Media enquiries

Jay A. Davis	Paula Chirhart
Investor Relations	Corporate Communications
Macquarie Infrastructure Company	Macquarie Infrastructure Company
(212) 231-1825	(212) 231-1239